Exhibit 99.1

HUTTIG BUILDING PRODUCTS REPORTS FIRST QUARTER RESULTS

Record First Quarter Net Sales of $281.1 Million, Up 13% Over Year Ago Period

ST. LOUIS, MO, April 20, 2006 – Huttig Building Products, Inc. (NYSE: HBP), a leading domestic distributor of millwork, building materials and wood products, today announced results for the three months ended March 31, 2006.

Summary of First Quarter Results

(In millions, except per share data)	Three Months Ended March 31, 2006		Three Months Ended March 31, 2005
Net Sales	$281.1		$249.4
Gross Margin	$54.7	19.5%	$47.5	19.0%
Operating Expenses	$49.8	17.7%	$42.3	17.0%
Operating Profit	$4.9	1.7%	$7.7	3.1%
Income from Continuing Operations	$2.4	0.9%	$3.9	1.6%
EPS from Continuing Operations (diluted)	$0.12		$0.20

Huttig reported record first quarter net sales from continuing operations of $281.1 million in 2006, a 13% increase over the year ago period. Operating profit was $4.9 million in the 2006 first quarter, or 1.7% of net sales, compared to $4.6 million, or 1.8% of net sales, in the 2005 first quarter, excluding a $2.5 million gain on disposal of capital assets and a $0.6 million favorable legal settlement in the 2005 first quarter. In addition, Huttig began expensing stock options and other share-based compensation in accordance with FASB SFAS No. 123R effective in the first quarter of 2006. The 2006 first quarter results include non-cash stock-based compensation expense of $0.4 million, compared to almost no such expense in the first quarter of 2005.

In the 2006 first quarter, income from continuing operations was $2.4 million, equating to an EPS from continuing operations of $0.12 per diluted share. This compares to income from continuing operations of $3.9 million, or $0.20 per diluted share, in the 2005 first quarter, which included a gain on disposal of capital assets and a favorable legal settlement that benefited the 2005 first quarter results by $0.09 per diluted share.

“In the first quarter, operating results continued to benefit from our aggressive market and product expansion strategies, as well as favorable weather. Millwork and building product sales increased 17% and 20%, respectively, over the prior year quarter,” said Michael A. Lupo, Huttig President and CEO. “In addition, our national footprint and high service levels continued to drive sales to national accounts, which represented 32% of our first quarter sales. All four regions experienced sales growth over the prior year period. Demand was especially strong in the Southeast and Northeast, with both regions experiencing double-digit sales growth. Our gross margin benefited from the richer product mix of millwork and building products, along with higher margins on millwork.”

“In the 2006 first quarter, we accelerated the ramp up of our new Minneapolis and Long Island facilities,” continued Mr. Lupo. “In Long Island, we moved into a new 125,000 square foot facility in Hauppauge, New York, in late 2005. Start up operating expenses for these two new branches negatively affected first quarter operating profit. Excluding these branches, operating profit in the 2006 first quarter would have amounted to $6.1 million, or 2.2% of net sales.”

Net cash used in operating activities amounted to $31.7 million for the quarter ended March 31, 2006, compared with $34.3 million for the quarter ended March 31, 2005. Bank debt net of cash decreased to $59.4 million at March 31, 2006 from $66.8 million at March 31, 2005. At March 31, 2006, total debt to equity was 57.0% compared to 70.7% at March 31, 2005.

Outlook

“Although we expect housing starts to be down modestly for the balance of 2006 as compared to 2005, we believe our expansion strategies will continue to generate increased sales and operating leverage in 2006,” commented Mr. Lupo. “For example, as announced earlier this week, we have entered into an agreement to distribute Therma-Tru exterior fiberglass and steel doors nationally from all of our 40 millwork locations, expanding from the 31 Huttig locations that currently offer these products. Based on these factors, we are reiterating our previous forecast for 2006, and we anticipate net sales approaching $1.2 billion and income from continuing operations in the range of $0.86 to $0.96 per diluted share. The 2005 results included a gain on the disposal of capital assets of $2.5 million, or $.08 per diluted share. Our 2006 forecast assumes no significant gains or losses on disposals of capital assets. As a result, excluding gains on disposal of capital assets, the 2006 forecast for income from continuing operations per diluted share would represent an increase of 13% to 26% over $0.76 per diluted share in 2005.”

Conference Call

Management will host a conference call on Friday, April 21, 2006, at 11:00 AM Eastern Time (10:00 AM Central Time) to discuss financial results for the first quarter ended March 31, 2006. To access the conference call, please dial 1-877-692-2086 and enter PIN number 7239447 approximately ten minutes prior to the scheduled time. A replay of the conference call will be available through May 1, 2006 by dialing 1-877-519-4471. The required PIN number for the replay is 7239447.

About Huttig

Huttig Building Products, Inc., currently in its 121st year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 46 distribution centers serving 48 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes, and cover approximately 85% of the country’s housing starts.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission and in other reports filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Nancy Ahillen, Investor Relations, 314-216-2600, nahillen@huttig.com.

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In Millions, Except Per Share Data)

	Three Months Ended March 31,
	2006	2005
Net sales	$281.1	$249.4
Cost of sales	226.4	201.9

Gross margin	54.7	47.5
Operating expenses	49.8	42.3
Gain on disposal of capital assets	—	(2.5)

Operating profit	4.9	7.7
Interest expense, net	(1.0)	(1.1)

Income from continuing operations before income taxes	3.9	6.6
Provision for income taxes	1.5	2.7

Income from Continuing Operations	2.4	3.9
Income from Discontinued Operations, net of taxes	—	1.4

Net Income	$2.4	$5.3

Net Income from Continuing Operations Per Share - Basic	$0.12	$0.20
Net Income from Discontinued Operations Per Share - Basic	—	0.07

Net Income Per Share - Basic	$0.12	$0.27

Net Income from Continuing Operations Per Share - Diluted	$0.12	$0.20
Net Income from Discontinued Operations Per Share - Diluted	—	0.07

Net Income Per Share - Diluted	$0.12	$0.27

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions)

	March 31, 2006	December 31, 2005	March 31, 2005
	(unaudited)		(unaudited)
ASSETS
Current Assets:
Cash and equivalents	$1.7	$1.4	$1.2
Trade accounts receivable, net	116.7	85.3	105.1
Inventories	122.9	99.7	106.7
Other current assets	10.6	15.7	6.5

Total current assets	251.9	202.1	219.5

Property, Plant and Equipment:
Land	5.9	5.8	5.8
Building and improvements	31.8	31.6	29.9
Machinery and equipment	36.3	33.8	27.8

Gross property, plant and equipment	74.0	71.2	63.5
Less accumulated depreciation	35.2	34.8	31.8

Property, plant and equipment, net	38.8	36.4	31.7

Other Assets:
Goodwill, net	19.1	19.1	19.2
Other	8.0	7.9	8.0
Deferred income taxes	1.1	1.3	1.6

Total other assets	28.2	28.3	28.8

Total Assets	$318.9	$266.8	$280.0

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions, Except Share and Per Share Data)

	March 31, 2006	December 31, 2005	March 31, 2005
	(unaudited)		(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$8.8	$9.7	$5.5
Trade accounts payable	107.0	88.5	82.4
Deferred income taxes	5.3	5.1	5.1
Accrued compensation	6.2	9.8	8.0
Other accrued liabilities	9.9	11.3	10.8

Total current liabilities	137.2	124.4	111.8

Non-current Liabilities:
Long-term debt, less current maturities	58.9	23.5	65.0
Other non-current liabilities	3.9	4.0	3.5

Total non-current liabilities	62.8	27.5	68.5

Shareholders’ Equity:
Preferred shares; $.01 par (5,000,000 shares authorized)	—	—	—
Common shares; $.01 par (50,000,000 shares authorized; at March 31, 2006 and December 31, 2005 - 20,896,145 shares issued)	0.2	0.2	0.2
Additional paid-in capital	36.2	35.2	34.1
Retained earnings	86.1	83.7	70.6
Unearned compensation - restricted stock	(2.1)	(0.7)	—
Accumulated other comprehensive income	0.5	0.4	0.2
Less: Treasury shares, at cost (376,504 shares at March 31, 2006 and 728,319 at December 31, 2005)	(2.0)	(3.9)	(5.4)

Total shareholders’ equity	118.9	114.9	99.7

Total Liabilities and Shareholders’ Equity	$318.9	$266.8	$280.0

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In Millions)

	Three Months Ended March 31,
	2006	2005
Cash Flows From Operating Activities:
Net income	$2.4	$5.3
Adjustments to reconcile net income to cash used in operations:
Net income from discontinued operations	—	(1.4)
Depreciation and amortization	1.5	1.5
Non-cash stock compensation expense	0.4	—
Other adjustments	0.5	(2.4)
Changes in operating assets and liabilities:
Trade accounts receivable	(31.4)	(29.2)
Inventories	(23.2)	(24.2)
Trade accounts payable	18.5	18.4
Other	(0.4)	(0.5)

Net cash used in operating activities of continuing operations	(31.7)	(32.5)
Net cash used in operating activities of discontinued operations	—	(1.8)

Total cash used in operating activities	(31.7)	(34.3)

Cash Flows From Investing Activities:
Capital expenditures	(2.9)	(0.5)
Acquisition of Texas operations	—	(15.0)
Proceeds from disposition of capital assets	0.1	2.4
Proceeds from disposition of discontinued operations	—	10.8

Total cash used in investing activities	(2.8)	(2.3)

Cash Flows From Financing Activities:
Borrowing and repayment of debt, net	33.7	32.9
Exercise of stock options	0.8	3.0
Tax benefit on exercise of stock options	0.3	—

Total cash provided by financing activities	34.8	35.9

Net Increase (Decrease) in Cash and Equivalents	0.3	(0.7)
Cash and Equivalents, Beginning of Period	1.4	1.9

Cash and Equivalents, End of Period	$1.7	$1.2